Phillips Edison Grocery Center REIT I, Inc. 8-K

Exhibit 99.2

Dear Shareholder,

I have important news to share with you regarding the future of Phillips Edison Grocery Center REIT I, Inc. (PECO I).

PECO I entered into a definitive agreement on May 18, 2017 to acquire real estate assets and the asset management business of its sponsor and external advisor, Phillips Edison Limited Partnership (PELP). The SEC Filings and Press Release announcing the transaction can be found on our website at http://investors.grocerycenterreit1.com/news.

A webinar, which includes management’s discussion of the transaction, will be available online on Monday, May 22, 2017 and will be accessible on the Events & Presentations section of the Investor Relations website at http://investors.grocerycenterreit1.com/event-calendar.

If you have any questions about the transaction, please contact our Director of Investor Relations, Michael Koehler, at (513) 338-2743 or by emailing mkoehler@phillipsedison.com.

Our commitment to maximizing shareholder returns has guided our business decisions throughout PECO REIT I’s history, and we will continue to operate with this same mentality going forward. On behalf of the board and entire management team, I thank you for your investment in PECO I.

Sincerely,

Stephen Quazzo

Lead Independent Director from the Special Committee of Phillips Edison Grocery REIT I, Inc.

Additional Information About the Merger and Where to Find It

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed transaction involving PECO I or otherwise. In connection with the proposed merger, a stockholder meeting for PECO I will be announced soon to obtain stockholder approval. In connection with the proposed transaction, PECO I intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of PECO I are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about PECO I and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by PECO I with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at PECO I’s website at www.grocerycenterREIT1.com or by sending a written request to the Company at 11501 Northlake Drive, Cincinnati, OH 45249, Attention: Investor Relations.

Participants in the Solicitation

PECO I and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of PECO I in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of PECO I’s stockholders in connection with the proposed transaction and their ownership of PECO I’s common stock will be set forth in the proxy statement for its annual meeting. Investors can find more information about PECO I’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 29, 2016.